News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Director, Corporate Communications 703.653.2248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES PROVIDES 2006 GUIDANCE

CHANTILLY, VA, December 7, 2005 — Online Resources Corp. (Nasdaq: ORCC), a leading outsourcer of Internet financial services, today announced its guidance for first quarter and full year 2006. The Company also reconfirmed its guidance for the fourth quarter and full year 2005.

This guidance assumes no release of the Company’s tax loss valuation allowance, and is stated in millions except for per share data. These statements are forward-looking, and actual results may differ materially.

First Quarter		Full Year
2005 2006%	2005		2006		%
Actual Guidance Increase Guidance Guidance Increase

Revenue	$15.1	$16.5-17.0	11%	$60.2-60.6	$72.0-75.0	22%

EBITDA (1)(2)	$3.5	$3.1-3.5	-6%	$13.8-14.2	$17.9-18.9	31%

Per share	$0.16	$0.11-0.13	-25%	$0.53-0.55	$0.64-0.68	22%

Net Income	$2.2	$1.3-1.7	-32%	$8.9-9.3	$9.8-10.8	13%

Per share	$0.10	$0.05-0.06	-45%	$0.34-0.36	$0.35-0.39	6%

Core Net Income (1)(3)(4)	$2.3	$1.9-2.3	-9%	$9.3-9.7	$12.4-13.4	36%

Per share	$0.11	$0.07-0.08	-32%	$0.36-0.37	$0.44-0.48	26%

Fully Diluted Shares	21.6	27.8	29%	26.0	28.0	8%

	Supplemental Information – For Disclosure Purposes Only

Tax Equivalent Net Income (1)(5)	$1.4	$0.8-1.1	-32%	$5.5-5.8	$6.1-6.7	13%

Per share	$0.06	$0.03-0.04	-42%	$0.21-0.22	$0.22-0.24	7%

(1)	The Company uses Non-GAAP (Generally Accepted Accounting Principles) financial measures, including EBITDA and Core Net Income, to evaluate performance and establish goals. It believes that these measures are valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results.

(2)	EBITDA is a pro forma measure defined as earnings before interest, taxes, depreciation, amortization and equity compensation expense.

(3)	Core Net Income is a pro forma measure defined as Net Income before the amortization of acquisition-related intangible assets, equity compensation expense, merger-related charges, restructuring-related charges, impairment charges, cumulative effect of change in accounting methods, income tax benefit from the release of valuation allowance and non-recurring tax charges, all net of any related tax impact. Some or all of these items may not be applicable in any given reporting period.

(4)	Excludes amortization of acquisition-related intangible assets of approximately $0.1 million for the first quarters of 2006 and 2005, and $0.5 and $0.4 million for the years 2006 and 2005, respectively. Excludes equity compensation expense of approximately $0.5 million for the first quarter 2006 and $2.1 million for the year 2006.

(5)	Presents the Company’s net income and net income per share expectations as if they were to be reported on a fully taxed basis, at an estimated corporate tax rate of 38 percent. The Company has approximately $80 million in tax loss carry-forwards and does not expect to pay material cash taxes in the foreseeable future.

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“We are well positioned for high growth in 2006 and beyond,” stated Matthew P. Lawlor, chairman and chief executive of Online Resources. “The first quarter of 2006 year-over-year comparison is distorted by some non-recurring revenue in 2005 and some new and non-cash costs in 2006. Thereafter, we expect to resume our typical growth trajectory. At the same time, we are pleased to be in the position to increase investment in our strategic growth opportunities.”

The Company’s management will host a conference call to discuss the guidance on Wednesday, December 7, 2005 at 5:00 p.m. ET. The conference call dial-in number is (800) 938-1087 for domestic participants and (706) 679-7266 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback from 8:00 p.m. ET on December 7 until midnight on Wednesday, December 14. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 2826012. For web cast replay, go to the “Investors” section of www.orcc.com.

About Online Resources
Online Resources powers Internet financial services for over 800 firms nationwide. The Company’s proprietary account presentation, payment, relationship management and professional services are branded to its client banks, credit unions, card issuers and payment acquirers. The Company serves over three million consumer end-users and processes over $12 billion in payments annually. Founded in 1989, Online Resources (Nasdaq: ORCC, Website: www.orcc.com) has been widely recognized as one of the nation’s fastest growing technology firms.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to the Company’s: history of losses; dependence on the marketing efforts of third parties; potential fluctuations in operating results; ability to make and successfully integrate acquisitions of new businesses; potential need for additional capital; potential inability to prevent systems failures and security breaches; potential inability to expand services and related products in the event of substantial increases in demand; competition; ability to attract and retain skilled personnel; reliance on patents and other intellectual property; exposure to the early stage of market adoption of the services it offers; exposure to the consolidation of the banking and financial services industry; and additional risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the Company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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